CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Information Statement included in this Registration Statement (Form N-14) of BNY Mellon AMT-Free Municipal Bond Fund (one of the funds constituting BNY Mellon Municipal Funds, Inc.).

We also consent to the incorporation by reference of our reports dated October 23, 2023, with respect to the financial statements and financial highlights of BNY Mellon AMT-Free Municipal Bond Fund (one of the funds constituting BNY Mellon Municipal Funds, Inc.) and BNY Mellon Municipal Bond Fund (the sole fund constituting BNY Mellon Municipal Bond Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

December 11, 2023